EXHIBIT 99.1
Celebrate Express, Inc. Announces First Quarter Fiscal 2008 Financial Results
KIRKLAND, WA —(BUSINESS WIRE)—September 27, 2007—Celebrate Express, Inc. (Nasdaq:BDAY), a leading online and catalog retailer of celebration products for families, today reported financial results for its first quarter of fiscal 2008 ended August 31, 2007.
Celebrate Express reported net sales of $17.6 million in the first quarter of fiscal 2008, a decrease of 12% from net sales of $19.9 million during the same period last year. The net loss for the first quarter of fiscal 2008 was ($577,000), or ($0.07) per diluted share, compared with a net loss of ($326,000), or ($0.04) per diluted share, in the first quarter of fiscal 2007. Weighted average diluted shares outstanding were 8.0 million for the first quarter of fiscal 2008, compared to 7.8 million for the first quarter of fiscal 2007.
Kevin Green, chief executive officer of Celebrate Express stated, “Despite the uneven sales trends throughout the quarter, we continued to make significant progress in several key strategic areas. Our gross margin percentage increased dramatically from the prior year, continuing the favorable trend as we improved merchandise margins and stabilized our outbound shipping costs. We reduced our fulfillment expense to sales ratio despite losing some leverage of the fixed costs while simultaneously improving our accuracy and speed of delivery. Our Costume Express brand revenue increased 17% from the prior year as we looked to capture sales earlier in the season, before traditional retailers are carrying Halloween products. We also completed the transition of our entire product offering to our consolidated Celebrate Express portal website to enhance our efforts to make Celebrate Express the source for a wide variety of family celebration needs.”
First quarter fiscal 2008 highlights
•	Gross margin for the first quarter of fiscal 2008 increased 460 basis points from the prior year to 54.7%.

•	Revenue from the Costume Express brand for the first quarter of fiscal 2008 increased 17% from the prior year.

•	Fulfillment expense, consisting of costs associated with our distribution center and customer service operations, decreased 145 basis points from the prior year to 13.5% of net revenue.

•	119,000 new customers were added to the database during the first quarter of fiscal 2008, bringing the total customer file to 3.5 million at August 31, 2007.
The change in revenue for the first quarter of fiscal 2008 from the prior year was due in part to a decrease in Birthday Express brand net sales, which were down from the first quarter of the prior year by approximately 9%. This decrease was primarily due to a reduction in Birthday Express catalog circulation of roughly 17% from the prior year, as the Company focused on reducing unprofitable mailings and reevaluated breakeven points in light of catalog postage cost increases. The Storybook Heirlooms brand revenue decreased $1 million from the prior year due to the wind-down of the brand, which was completed in the fourth quarter of fiscal 2007. The Costume Express brand revenue increased approximately 17% from first quarter of fiscal 2007 as Celebrate Express pushed more marketing efforts for this brand into August.
Mr. Green continued, “We experienced a number of technical challenges during the quarter that had an impact on our revenue stream, the most significant of which were service disruptions affecting both our website and phone system. While difficult to quantify, at a time when customers have many shopping alternatives and competition is increasing, such interruptions can have immediate impact on revenue. While short-term fixes are in place to mitigate the impact, the work necessary to fully address these issues is underway and is expected to be complete during the second half of fiscal 2008.”
During the first quarter of fiscal 2008, the Company attracted approximately 119,000 new customers, bringing the total customer database to 3.5 million customers. This represents growth of 19% from the end of the first quarter of fiscal 2007 and continued strong customer acquisition. Net sales per order were $78.40 in first quarter of 2008, compared with $80.80 in the same quarter last year. Revenue from our repeat customers represented approximately 45% of revenue during the first quarter of fiscal 2008, consistent with the first quarter of fiscal 2007. Orders taken over the Company’s website increased to approximately 81% of total orders in the quarter just ended, up from approximately 73% in the same quarter of the prior year, helping to create efficiencies in customer service operations.
Gross margin increased to 54.7% of net sales during the quarter just ended from 50.1% in the same quarter of the prior year. The year-over-year improvement in gross margin percentage was driven by multiple factors:
•	The Storybook Heirlooms brand had a lower gross margin than the continuing brands. With no Storybook revenue in the current quarter, gross margin benefited from the shift in mix to the higher margin brands.

•	The Company’s shipping margin increased as a result of improvements in the speed and accuracy of the Company’s distribution operations, resulting in fewer packages sent via expedited delivery methods to meet customer delivery expectations.

•	In mid-fiscal 2007, the Company implemented a program on its website that started generating advertising revenue with little associated cost.

•	Merchandise margin in the Costume Express brand improved from the prior year, due to additional leverage with vendors through volume discounts. We remain focused on further sourcing opportunities to continue improving upon margins across all of our brands.
Fulfillment costs decreased to 13.5% of net sales during the first quarter of fiscal 2008, compared with 14.9% during the same quarter last year. This quarter-over-quarter decrease was due to a continued reduction in distribution center and customer service labor costs as a percentage of revenue. These reductions were driven by continued operational process improvements, as well as the increase in web orders as a percentage of total revenue. The Company reduced fulfillment labor and related costs more than 24% from the same quarter last year, while shipping 10% fewer orders. The Company shipped 222,000 orders in the first quarter of fiscal 2008.
Mr. Green continued, “We are pleased with the continued progress in our distribution and customer service operations. We have invested in an experienced team in this area, and the results are beginning to materialize. While we have made significant progress to date, we continue to find and take advantage of additional opportunities to drive cost out of this part of the business.”
Selling and marketing expenses increased to 31.3% of net sales during the quarter just ended, compared with 26.7% of net sales in the same quarter last year. The increase as a percentage of net sales for the quarter was driven by multiple factors: the recent hiring of key executives and other personnel in the selling and marketing area, the significantly increased catalog postage rates and generally lower than anticipated response rates, particularly in the August Costume Express mailing.

General and administrative costs were $2.8 million in the quarter just ended, up from $2.4 million in the same quarter last year, due primarily to an increase in stock compensation expense, increased consulting and recruiting fees, and final costs associated with the closure of our Kirkland, Washington customer service and manufacturing facility.
The Company had increases in inventory and prepaid balances during the quarter. Inventory increased from $9.0 million at May 31, 2007 to $14.4 million at August 31, 2007, due to a $5.4 million inventory increase in the Costume Express brand. This increase was due to the build-up for the Halloween season, which started with an early August Costume Express catalog mailing. The Company also experienced an increase in prepaid expenses of approximately $1 million, due primarily to the production of a larger number of Costume Express catalogs during the current quarter than during the same quarter last year.
Mr. Green concluded, “During the first quarter of fiscal 2008, we significantly increased our gross margin percentage, decreased our fulfillment cost to sales ratio, improved our shipping speed and order accuracy, hired necessary talent and made significant strides in our technology area toward building a scalable, flexible platform. As we head into our second fiscal quarter, we are in the midst of the Halloween season and on the cusp of testing our first Christmas season offering. Revenue generation is a high priority, and we believe these businesses will play significant roles in the future of Celebrate Express. In summary, I am pleased with our progress on many fronts and am highly optimistic about the prospect of continued success. We believe that the recent investments in senior management and key director level positions, while increasing cost ratios in the short-term, have accelerated our progress thus far and served to build momentum for ongoing improvements.”
Conference Call
Company management will be holding a conference call to discuss financial results for its first quarter of fiscal year 2008 on Friday, September 28, 2007 at 8:30 a.m. ET/ 5:30 a.m. PT. The conference call will be broadcast via live webcast and may be accessed at http://investor.celebrateexpress.com. Listeners may also access the call by dialing 1-800-706-7745 and entering password 21762850. A replay of the call will be available for 30 days by dialing 1-888-286-8010, password 26685721.
Forward-looking Statements
This press release contains forward-looking statements, including, without limitation, all statements related to plans, future events and financial performance. Forward-looking statements are identifiable by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “suggest,” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Our actual results and timing of events could differ materially, including demand for our products, our ability to manage our costs, our ability to manage our distribution and fulfillment operations, competition from other retailers, the strength of our brands, our ability to recruit and maintain senior management and other key personnel, and other risks detailed in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended August 31, 2007, which we expect to file on or before October 15, 2007. You are cautioned not to place undue reliance on these forward-looking statements, which reflect only an analysis and speak only as of the date of this press release. Celebrate Express undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

About Celebrate Express, Inc.
Celebrate Express is a leading online and catalog retailer of celebration products serving families with young children. The Company currently operates two brands: Birthday Express markets children’s party products, and Costume Express markets costumes and accessories. The Company utilizes its branded website Celebrateexpress.com, complemented by its branded catalogs, to offer products as complete coordinated solutions. The Company’s goal is to help families celebrate the special moments in their lives. For more information, please visit www.celebrateexpress.com.
CONTACT: Celebrate Express, Inc.
Darin White (Investor Relations), 425-250-1064 x186
Invest@celebrateexpress.com

CELEBRATE EXPRESS, INC.
CONDENSED BALANCE SHEETS
(in thousands)

	August 31,	May 31,
	2007	2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$15,139	$21,224
Accounts receivable	1,653	1,490
Inventories	14,446	9,039
Prepaid expenses	4,701	3,693
Deferred income taxes	247	347

Total current assets	$36,186	35,793

Fixed assets, net	5,090	$4,454
Deferred income taxes	8,196	7,772
Other assets, net	101	101

Total assets	$49,573	$48,120

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,815	$2,752
Accrued liabilities	3,109	3,648
Current portion of capital leases	23	—

Total current liabilities	7,947	6,400

Long-term capital lease obligations	49	—

Shareholders’ equity
Common stock and additional paid-in capital	67,556	67,122
Accumulated deficit	(25,979)	(25,402)

Total shareholders’ equity	41,577	41,720

Total liabilities and shareholders’ equity	$49,573	$48,120

CELEBRATE EXPRESS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share data)

	Three-Months Ended
	August 31,	August 31,
	2007	2006

Net sales	$17,562	$19,942
Cost of sales (1)	7,963	9,944

Gross margin	9,599	9,998
Operating expenses:
Fulfillment (1)	2,370	2,979
Selling and marketing (1)	5,499	5,318
General and administrative (1)	2,845	2,442

Total operating expenses	10,714	10,739

Loss from operations	(1,115)	(741)
Other income, net:
Interest income, net	241	383

Net loss before income taxes	(874)	(358)
Income tax benefit	297	32

Net loss	(577)	(326)

Net loss per share:
Basic	($0.07)	($0.04)

Diluted	($0.07)	($0.04)

Weighted average shares outstanding:
Basic	7,961	7,789
Diluted	7,961	7,789

(1)	Stock-based compensation is included in the expense line items above in the following amounts:

Cost of Sales	$1	$9
Fulfillment	16	14
Selling and marketing	46	61
General and administrative	313	195

	$376	$279

CELEBRATE EXPRESS, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Three months ended
	August 31,	August 31,
	2007	2006

Cash flows from operating activities:
Net loss	$(577)	$(326)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred income taxes	(313)	(32)
Depreciation and amortization	443	380
Stock-based compensation	376	279
Excess tax benefit from exercise of stock options	(12)	(26)
Loss on disposal of fixed assets	12	—
Changes in operating assets and liabilities:
Accounts receivable	(162)	36
Inventories	(5,407)	(1,963)
Prepaid expenses and other assets	(1,008)	(1,179)
Accounts payable	2,065	795
Accrued liabilities	(540)	299

Net cash used in operating activities	(5,123)	(1,737)

Cash flows from investing activities:
Payments for purchases of fixed assets	(1,019)	(358)

Net cash used in investing activities	(1,019)	(358)

Cash flows from financing activities:
Proceeds from exercise of stock options	45	13
Excess tax benefit from exercise of stock options	12	26

Net cash provided by financing activities	57	39

Net decrease in cash and cash equivalents	(6,085)	(2,056)

Cash and cash equivalents:
Beginning of period	21,224	31,327

End of period	$15,139	$29,271